Exhibit 5.1

October 2, 2020

NTN Buzztime, Inc.

Attn: Board of Directors

6965 El Camino Real, Suite 105-Box 517

Carlsbad, California 92009

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NTN Buzztime, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 92,083,210 shares of common stock, par value $0.005 per share (the “Shares”). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2020 (the “Registration Statement”), in connection with that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of August 12, 2020, by and among the Company, BIT Merger Sub, Inc. and Brooklyn ImmunoTherapeutics LLC (“Brooklyn”), which is included as Annex A to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only with respect to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares shall have been issued in accordance with the Merger Agreement and as contemplated by the Registration Statement and the Merger Agreement, the Company has filed the amendment to the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware effecting a reverse stock split of the Company’s common stock, at a ratio in the range of one new share for every 3 to 10 shares outstanding (or any number in between), and the Company has filed the amendment to the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware increasing the authorized shares of the Company’s common stock to 100,000,000, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) prior to the delivery of any Shares, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully,

/s/ Breakwater Law Group, LLP